                                                                                                      Exhibit 99.1

NEWS RELEASE

Contact:                 Edmund E. Kroll
Senior Vice President, Finance and Investor Relations
(212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION COMMENTS ON EARNINGS GUIDANCE AND INVESTMENT PORTFOLIO

ST. LOUIS, MISSOURI (October 14, 2008) — Centene Corporation (NYSE: CNC) announced today that its results for the third quarter of 2008 will include impairment losses on its investment portfolio that are expected to reduce reported diluted earnings per share by $0.07. The impairment losses represent less than 1% of Centene’s investment portfolio as of June 30, 2008 and are primarily related to investments in the Reserve Primary money market fund whose Net Asset Value fell below $1.00 per share due to its holdings of securities backed by Lehman Brothers Holdings, Inc. The Company expects to recover approximately 95% of its Reserve Primary Fund investments and has more than adequate liquidity to fund its operations in the meantime.

At June 30, 2008, Centene had a diversified portfolio of cash and investments totaling $709.9 million that currently puts the Company well in excess of capital adequacy levels under pertinent state insurance regulations. After giving effect to the impairment losses noted above, the Company’s remaining exposure to securities of financial services entities such as banks, broker-dealers and other non-bank financial firms currently approximates $15 million. Centene continues to monitor and assess the status of these investments.

Excluding the effect of the above noted $0.07 impairment charge, Centene reaffirms its previous 2008 earnings per diluted share guidance of $1.87 to $1.97.

The Company will report its third quarter 2008 results at approximately 6:00 AM (Eastern Time) on Tuesday, October 28, 2008, and host a conference shortly thereafter at 8:30 AM (Eastern Time).  More information is available at the Company’s website at www.centene.com, under the Investor Relations section.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children's Health Insurance Program (SCHIP), Foster Care, Supplemental Security Income (SSI) and Medicare (Special Needs Plans). The Company operates health plans in Arizona, Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene.  Subsequent events and developments may cause the Company's estimates to change.  The Company disclaims any obligation to update this forward-looking financial information in the future.  Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare.  The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.